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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Cray Research, Inc.:

    We consent to the use in this Registration Statement of Silicon Graphics, Inc. on Form S-4 of the report of our firm dated January 24, 1996 relating to the consolidated financial statements of Cray Research, Inc. and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three year period ended December 31, 1995, incorporated by reference in this Proxy
Statement/ Prospectus and to the reference to our firm under the heading "Experts" in this Proxy Statement/ Prospectus, which is part of this Registration Statement.

                                          KPMG PEAT MARWICK LLP

Minneapolis, Minnesota
May 9, 1996